Exhibit 2
ANGEL & FRANKEL, P.C.
Attorneys for Debtors and
  Debtors-in-Possession
460 Park Avenue
New York, New York 10022-1906
(212) 752-8000
Joshua J. Angel, Esq. (JA-3288)
Kevin R. Toole, Esq. (KT-7700)


UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
- - - - - - - - - - - - - - - - - -  - - -x

In re:                                            Chapter 11

THE HARVEY GROUP INC. AND                         Case Nos. 95 B 43360 and
HARVEY SOUND, INC. d/b/a                                    95 B 43361 (BRL)
HARVEY ELECTRONICS,

                                    Debtors.      Jointly Administered

- - - - - - - - - - - - - - - - - - - - -x


                  DEBTORS' RESTATED MODIFIED AMENDED JOINT AND
                SUBSTANTIVELY CONSOLIDATED PLAN OF REORGANIZATION


                                November 6, 1996

                                TABLE OF CONTENTS

                                                                                                                Page

ARTICLE I
    DEFINITIONS AND RULES OF CONSTRUCTION.........................................................................5

ARTICLE II        22
         CLASSIFICATION OF CLAIMS AND STOCK INTERESTS............................................................22
                  2.01.    Division of Classified Claims.........................................................22
                  2.02.    Allowed Claims and Interests..........................................................22
                  2.03.    Classification........................................................................22
                  2.04.    Non-Classified Claims.................................................................23

ARTICLE III........................................................................................................
         IDENTIFICATION OF CLASSES OF CLAIMANTS AND INTEREST HOLDERS IMPAIRED AND UNIMPAIRED UNDER THE
         PLAN....................................................................................................23

ARTICLE IV.........................................................................................................
         PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS UNDER THIS PLAN........................................25
                  4.01.    Unclassified Claims...................................................................25
                  4.02.    Allowed Priority Claims (Class 1).....................................................26
                  4.03.    Allowed Congress Claim (Class 2)......................................................27
                  4.04.    Allowed HAC Claim (Class 3)...........................................................28
                  4.05.    Allowed InterEquity Claim (Class 4)...................................................28
                  4.06.    Allowed NatWest Claim (Class 5).......................................................29
                  4.07.    Allowed Convenience Claims (Class 6)..................................................30
                  4.08.    Allowed Unsecured Claims (Class 7)....................................................30
                  4.09.    Allowed Affiliate Claims (Class 8)....................................................30
                  4.10.    Existing Equity Interests (Class 9)...................................................30
                  4.11.    Existing Liens and Security Interests.................................................31

ARTICLE V
         ACCEPTANCE OR REJECTION OF PLAN; EFFECT OFREJECTION BY ONE OR MORE CLASS OF CLAIMS......................32

ARTICLE VI
         MEANS FOR EXECUTION OF THIS PLAN........................................................................34
                  6.01.    Plan Implementation...................................................................34
                  6.02.    Plan Funding..........................................................................34
                  6.03.    Creation of New Equity and Execution of Related Documents.............................35
                  6.04.    Cancellation of Existing SecuritiesInstruments and Agreements.........................36
                  6.05.    Setoffs. 36
                  6.06.    Corporate Action......................................................................36


ARTICLE VII
         PROVISIONS CONCERNING DISTRIBUTIONS.....................................................................38
                  7.01.    Time and Manner of Distributions Under this Plan......................................38
                  7.02.    Fractional Cents......................................................................40
                  7.03.    Calculation of Distribution Amounts of New Equity.....................................40
                  7.04.    Unclaimed Property....................................................................40
                  7.05.    Payment Dates.........................................................................41
                  7.06.    De Minimus Distributions..............................................................41

ARTICLE VIII
         PROVISIONS CONCERNING DISCHARGE AND PROPERTY............................................................42
                  8.01.    Discharge of Claims and Interests.....................................................42
                  8.02.    Vesting of Property in Reorganized Harvey.............................................42

ARTICLE IX.......................................................................................................43
                  9.01.    Injunction............................................................................43

ARTICLE X
         REJECTION AND ASSUMPTION OF EXECUTORY CONTRACTS.........................................................44
                  10.01.   Assumption of Executory Contracts/Leases..............................................44
                  10.02.   Disputes Regarding Contract Cures.....................................................45
                  10.03.   Rejection Claims......................................................................46

ARTICLE XI.........................................................................................................
         PROCEDURES FOR RESOLVING DISPUTED CLAIMSOR DISPUTED INTERESTS...........................................47
                  11.01.   Time Limit for Objections to Claims...................................................47
                  11.02.   Resolution of Disputed Claims and Interests...........................................47
                  11.03.   Payments..............................................................................47

ARTICLE XII
         SUBSTANTIVE CONSOLIDATION...............................................................................48
                  12.01.   Substantive Consolidation.............................................................48
                  12.02.   Terms of Consolidation................................................................49
                  12.03.   Corporate Consolidation. .............................................................50

ARTICLE XIII
         CONDITIONS PRECEDENT....................................................................................51
                  13.01.   Conditions to Occurrence The Effective Date...........................................51

ARTICLE XIV
         ADMINISTRATIVE PROVISIONS...............................................................................52
                  14.01.   Further Documents and Action..........................................................52
                  14.02.   Committees............................................................................52
                  14.03.   Post-Confirmation Management..........................................................52
                  14.04.   Post Confirmation Board of Directors..................................................53

ARTICLE XV
         RETENTION OF JURISDICTION...............................................................................55
                  15.01.   Retention of Jurisdiction.............................................................55

ARTICLE XVI
         MISCELLANEOUS...........................................................................................58
                  16.01.   Modification Of This Plan.............................................................58
                  16.02.   Revocation and Withdrawal of Plan.....................................................58
                  16.03.   Nonconsensual Confirmation............................................................59
                  16.04.   Notices to Debtors....................................................................59
                  16.05.   Notice And Entry Of Confirmation Order................................................60
                  16.06.            Post Confirmation Date Service List -
                                    Persons Entitled To Notice...................................................60
                  16.07.   Headings..............................................................................61
                  16.08.   Severability..........................................................................61
                  16.09.   Governing Law.........................................................................61
                  16.10.   Change of Corporate Name..............................................................61
                  16.11.   Stock Option Plan. ...................................................................62
                  16.12.   State of Incorporation................................................................62
                  16.13.   Successors and Assigns. ..............................................................62
                  16.14.   Reservation of Rights.................................................................62
                  16.15.   Disbursing Agent......................................................................62
                  16.16.   Fees and Expenses Post-Effective Date.................................................63


ANGEL & FRANKEL, P.C.
Attorneys for Debtors and
  Debtors-in-Possession
460 Park Avenue
New York, New York 10022-1906
(212) 752-8000
Joshua J. Angel, Esq. (JA-3288)
Kevin R. Toole, Esq. (KT-7700)
Robert A. Abrams, Esq. (RA-6051)


UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
- - - - - - - - - - - - - - - - - - - -x

In re:                                                     Chapter 11

THE HARVEY GROUP INC. AND                    Case Nos. 95 B 43360 and
HARVEY SOUND, INC. d/b/a                               95 B 43361 (BRL)
HARVEY ELECTRONICS,

                               Debtors.      Jointly Administered

- - - - - - - - - - - - - - - - - - - -x


                DEBTORS' MODIFIED AMENDED JOINT AND SUBSTANTIVELY
                       CONSOLIDATED PLAN OF REORGANIZATION


     The Harvey Group Inc. and Harvey Sound, Inc., New York corporations, debtors and debtors-in-possession ("Debtors"), propose the following modified amended joint plan of reorganization ("Plan") pursuant to Chapter 11 of Title 11, United States Code, 11 U.S.C. section 1121(a) (the "Bankruptcy Code").

                                    ARTICLE I
                      DEFINITIONS AND RULES OF CONSTRUCTION

     For the purposes of this Plan, the following terms shall have the respective meanings as hereinafter set forth (such meanings to be equally applicable to the singular and plural forms of the terms defined, unless the context otherwise requires). Capitalized terms used in this Plan shall at all times refer to the terms as defined in this Article I or as otherwise defined in this Plan. A term used in this Plan which is not defined herein but is defined in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning ascribed to such term in the Bankruptcy Code or Bankruptcy Rules. Accounting terms, if any, not otherwise defined in this Plan shall have the meanings assigned to them in accordance with generally accepted accounting principles (GAAP) currently in effect. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Plan as a whole, including all exhibits and schedules, if any, annexed hereto, as the same may from time to time be amended or supplemented, and not to any particular article, section or subdivision contained in this Plan. All exhibits to the Disclosure Statement referred to in this Plan shall be deemed incorporated in and are deemed exhibits to this Plan by reference.

     1.01. "Administrative Claim" means a claim for any cost or expense of administration in connection with the Bankruptcy Case of a kind specified in section 503(b) of the Bankruptcy Code and referred to in sections 507(a)(1) and 1114(e)(2) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses incurred after the Petition Date and up to the Effective Date of preserving the Estate of the Debtors, any indebtedness or obligation incurred or assumed by the Debtors, as debtors-in-possession, in connection with the conduct of their business or businesses, allowances of compensation for legal or other services and reimbursement of costs and expenses under sections 330(a) or 331 of the Bankruptcy Code or otherwise allowed by the Court, all costs of making distributions and providing notices and ballots with respect to the Plan and all fees and charges assessed against the Estate under Chapter 123, Title 28, United States Code.


     1.02. "Affiliate" means an affiliate, as such term is defined in section 101(2) of the Bankruptcy Code.

     1.03. "Affiliate Claim" means any Claim of Group or Sound as against the other, or of any Affiliate against Group, Sound or the Debtors jointly.

     1.04. "Allowed" or "Allows" means a Claim or Existing Equity Interest or portion thereof: (i) which is scheduled by the Debtors pursuant to sections 521(1) and 1106(a)(2) of the Bankruptcy Code, other than a Claim or Existing Equity Interest which is scheduled by the Debtors as disputed, contingent, unliquidated or unknown; or (ii) proof of which has been filed, pursuant to section 501(a) of the Bankruptcy Code, on or before the date designated by the Court as the last date for the timely filing of proofs of claim or proofs of interest (generally December 4, 1995, the "Bar Date" as defined in Section 1.14 of this Plan, unless otherwise fixed by Final Order of the Court), and with respect to which Claim or Interest no objection to the allowance thereof has been interposed prior to the final date for filing such objections set forth in a Final Order of the Court or provided by this Plan; or (iii) which, after objection thereto, has been allowed, in whole or in part, by a Final Order; or
(iv) which has been allowed pursuant to a Final Order. Unless otherwise specified in this Plan, "Allowed Claim" or "Allowed Interest" shall not, include, for any purpose, interest on the amount of such Claim (except for certain Administrative Claims and Priority Claims) or Existing Equity Interest from and after the Petition Date.

     1.05. "Allowed Administrative Claim" means all or that portion of any Administrative Claim that either has been Allowed by a Final Order or has not been objected to within any time period which might be established by this Plan or by a Final Order of the Bankruptcy Court.

     1.06. "Allowed Affiliate Claim" means an Affiliate Claim to the extent it is or has become an Allowed Claim.

     1.07. "Allowed Congress Claim" means the Congress Claim to the extent it is or has become an Allowed Claim.

     1.08. "Allowed Consumer Deposit Claim" means a Consumer Deposit Claim to the extent it is or has become an Allowed Claim.


     1.09. "Allowed Convenience Claim" means a Convenience Claim to the extent it is or has become an Allowed Claim.

     1.10. "Allowed HAC Claim" means the HAC Claim to the extent it is or has become an Allowed Claim.

     1.11. "Allowed InterEquity Claim" means the InterEquity Claim to the extent it is or has become an Allowed Claim.

     1.12. "Allowed NatWest Claim" means the NatWest Claim to the extent it is or has become an Allowed Claim.

     1.13. "Allowed Priority Claim" means a Priority Claim to the extent it is or has become an Allowed Claim.

     1.14. "Allowed Unsecured Claim" means an Unsecured Claim to the extent it is or has become an Allowed Claim. Interest accrued after the Petition Date shall not be part of any Allowed Unsecured Claim.

     1.15. "Assets" means all property and assets of the Debtors, of any nature whatsoever, including claims of right and property, real and personal, tangible and intangible, including without limitation, all property of the estate provided for under section 541 of the Bankruptcy Code and all property acquired by the Debtors subsequent to the Petition Date.

     1.16. "Bankruptcy Case" means the Chapter 11 reorganization cases of the Debtors commenced by the filing of voluntary petitions by the Debtors on August 3, 1995.

     1.17. "Bankruptcy Code" means Title I of the Bankruptcy Reform Act of 1978, (11 U.S.C. Sections 101, et. seq.) as amended. -- ---

     1.18. "Bankruptcy Court" or "Court" means the United States District Court for the Southern District of New York, having jurisdiction over the Bankruptcy Case and to the extent of any references made pursuant to 28 U.S.C. section 157, the United States Bankruptcy Court for the Southern District of New York.

     1.19. "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court, together with all amendments and modifications from time to time made thereto as prescribed under 28 U.S.C.
section 2075 (1978).

     1.20. "Bar Date" means the deadline for filing Claims as fixed by the Court; provided, however, that if the Court extends the time for filing any given Claim, the date so set shall be the Bar Date only with respect to such given Claim.

     1.21. "Business Day" means any day other than a Saturday, Sunday or legal holiday (as such term is defined in Bankruptcy Rule 9006).

     1.22. "Cash" means cash and cash equivalents, including but not limited to, bank deposits, checks and other similar items. 1.23. "Chapter 11" means Chapter 11 of the Bankruptcy Code.

     1.24. "Claim" means a claim against the Debtors, whether or not asserted, contingent, or unliquidated, as defined in section 101(5) of the Bankruptcy Code, and shall include, but is not limited to, any Claim against the Debtors for pre-petition interest, post-petition interest or contingent interest, any contingent Claim, any Claim against the Debtors arising out of the rejection of any Executory Contract, any Claim arising from the recovery of property under sections 550 or 553 of the Bankruptcy Code, and any Claim for a tax whether or not the Claim is entitled to priority under section 507(a) of the Bankruptcy Code.


     1.25. "Claimant" means the holder of a Claim and "Holder" means a Claimant.

     1.26. "Class" means a category of holders of Allowed Claims or Allowed Existing Equity Interests as provided for in Article II of this Plan.

     1.27. "Confirmation" means entry of an order by the Court confirming this Plan in accordance with Chapter 11.

     1.28. "Confirmation Date" means the date which the Confirmation Order becomes a Final Order.

     1.29. "Confirmation Hearing" means the hearing held before the Court with respect to the Confirmation of this Plan.

     1.30. "Confirmation Order" means the order to be entered by the Court confirming this Plan in accordance with Chapter 11.

     1.31. "Congress" means Congress Financial Corporation.

     1.32. "Congress Claim" means the Secured Claim of Congress as a result of pre-Petition Date loans and advances ("Pre-Petition Congress Loans") made by Congress to the Debtors pursuant to certain loan and security agreements executed and delivered by Debtors with, to or in favor of Congress as same now exist (the "Congress Financing Agreements") and post-Petition Date loans and advances made by Congress to the Debtors (the "DIP Financing") pursuant to interim and final orders of the Court authorizing financing, granting senior liens and priority administrative expense status and granting related relief, dated August 8, 1995 and August 28, 1995, respectively (the "Congress Financing Order"), and a certain Ratification and Amendment Agreement, dated as of August 8, 1995 (the "Ratification Agreement"), by which Debtors ratified, extended, assumed, adopted and amended the Congress Financing Agreements and agreed to be bound by and comply with said agreements with respect to the Pre-Petition Congress Loans and the DIP Financing.

     1.33. "Contract Cures" mean the amounts set forth on Exhibit "1" to this Plan evidencing all arrearages or monetary defaults with regard to the respective Executory Contracts, including those for the Debtors' remaining retail store locations, the assumption, rejection and/or modification of which are not the subject of Final Orders previously entered by the Court (i.e. Westbury, NY) to be assumed pursuant to this Plan, or such other amount, treatment or disposition as may otherwise be agreed to between the Debtors and a respective lessor or contract vendor, or as may be determined by the Court in the event of a dispute which has been timely raised as provided under Article X of this Plan.


     1.34. "Consumer Deposit Claim" means a Claim entitled to Priority Non-Tax Claim status pursuant to section 507(a)(6) of the Bankruptcy Code to the extent such Claim remains unsatisfied or existing as of the Effective Date.

     1.35. "Consummation" or "Consummation Date" means the date upon which all distributions and other treatment proposed by this Plan shall have been made or completed, provided that substantial consummation of this Plan shall be deemed to have occurred upon all distributions and treatment provided for on the Effective Date having been made or completed.

     1.36. "Convenience Claim" means any Unsecured Claim of any Claimant which when aggregated with all such other Claims of such Claimant either (a) total $1,000.00 or less or (b) are reduced by election of such Claimant or by Final Order after objection pursuant to Article XI of this Plan to $1,000.00 in the aggregate. An election to have a Claim treated as a Convenience Claim pursuant to Subsection (b) hereof shall be made by the Holder of such a Claim upon the Ballot (see Disclosure Statement) to be executed in the space therein provided for such election. Holders of a Convenience Claim in accordance with Subsection
(a) hereof shall have no right to elect whether such Claim is treated as a Convenience Claim or an Unsecured Claim.


     1.37. "Creditor" means any Entity that has a Claim against the Debtors.

     1.38. "Creditors' Committee" means the official committee of unsecured creditors appointed by the Office of the United States Trustee in the Bankruptcy Case pursuant to section 1102 of the Bankruptcy Code, and as same may be increased, decreased, or reconstituted, as authorized under the Bankruptcy Code, or otherwise.

     1.39. "Debtors" mean The Harvey Group Inc. and Harvey Sound, Inc.

     1.40. "Disallowed Claim" means any Claim, or portion thereof, that has been disallowed pursuant to section 502 of the Bankruptcy Code by the Court pursuant to a Final Order.

     1.41. "Disbursing Agent" shall mean the Debtors in connection with their obligations to make the distributions contemplated under this Plan.

     1.42. "Disclosure Statement" means the statement required under section 1125 of the Bankruptcy Code, as modified or amended, that (i) relates to this Plan and (ii) is approved by the Bankruptcy Court pursuant, and contains adequate information as defined under, section 1125 of the Bankruptcy Code.


     1.43. "Disputed Claim" or "Disputed Interest" means: (a) a Claim or portion of a Claim (other than an Allowed Claim) which is scheduled by the Debtors as disputed, contingent, unliquidated or unknown; or (b) a Claim which has been filed pursuant to section 501(a) of the Bankruptcy Code as unliquidated, contingent or unknown; or (c) a Claim which has been filed pursuant to section 501(a) of the Bankruptcy Code; or (d) an Existing Equity Interest, and as to which an objection to the allowance thereof has been interposed within the time limitation fixed by the Bankruptcy Code, by an order of the Court, or by this Plan, which objection has not been determined, in whole or in part, by a Final Order.

     1.44. "Distribution" shall mean a payment of Cash, notes, New Common Stock, New Preferred Stock or other considerations to be made under this Plan.

     1.45. "Distribution Date" means the Effective Date, except with respect to Disputed Claims, in which case, Distribution Date shall be a date which is thirty (30) days after the date a Final Order has been entered with respect to the disposition of the particular Disputed Claim.

     1.46. "Effective Date" means a date not later than the twentieth (20th) Business Day after the Confirmation Date.

     1.47. "Entity" shall have the meaning set forth in section 101(15) of the Bankruptcy Code.


     1.48. "Estate" means the estates of the Debtors created in the Bankruptcy Case pursuant to section 541 of the Bankruptcy Code.

     1.49. "Executory Contracts" means unexpired leases, including those for nonresidential real property, and executory contracts and licenses within the meaning of section 365 of the Bankruptcy Code.

     1.50. "Existing Common Stock" means the issued and outstanding shares of common stock of The Harvey Group Inc. and all warrants, options or contract rights to purchase or receive such shares at any time held as of the Record Date.

     1.51. "Existing Equity Interest" or "Interest" means any interest in the Debtors represented by Existing Common Stock of the Debtors.

     1.52. "Existing Interest Holder" or "Interest Holder" means the beneficial holder of an Existing Equity Interest.

     1.53. "Final Order" means an order or judgment of a court, the implementation or operation or effect of which has not been reversed, stayed, modified or amended and as to which order or judgment (or any revision, modification or amendment thereof) the time to appeal or seek a writ of certiorari has expired and as to which no appeal or petition for certiorari has been taken or is pending.

     1.54. "Fleet" means Fleet Bank, NA, as successor with respect to the NatWest Claim, to NatWest Bank, N.A. f/k/a National Westminster Bank USA.


     1.55. "Group" means The Harvey Group Inc.

     1.56. "HAC" means Harvey Acquisition Company, LLC.

     1.57. "HAC Claim" means the Secured Claim and any Administrative Claim held by HAC arising out of a certain post-Petition Date finance and security agreement, dated as of October 24, 1995, and as amended, extended and increased pursuant to an extension letter agreement between HAC and the Debtors dated September 1996 (collectively, the "HAC Financing Agreement") executed and delivered by Debtors with, to or in favor of HAC, as approved and authorized by various Final Orders of the Court dated October 19, 1995, October 30, 1995 and September 27, 1996 (the "HAC Financing Orders"), pursuant to which HAC has, or is authorized to lend to the Debtors an amount up to $3,000,000.00.

     1.58. "Impaired Parties" means all Creditors and Interest Holders whose Claims or Existing Equity Interests are impaired under this Plan.

     1.59.  "Insider"  means any person who is an insider  within the meaning of section 101(31) of the Bankruptcy Code.

     1.60. "InterEquity" means InterEquity Capital Partners, LP.

     1.61. "InterEquity Claim" means the Claim of InterEquity arising out of pre-Petition Date loans and advances made by InterEquity to the Debtors pursuant to certain loan and security agreements (the "InterEquity Loan Agreement") executed and delivered by the Debtors to InterEquity in the approximate amount of $606,500.00 as of the Petition Date.


     1.62. "Issued New Common Stock" means the 2,209,945 shares of the New Common Stock to be issued to Creditors under this Plan or offered to Entities or Persons for purchase under the Public Offering.

     1.63. "NatWest Claim" means the Claim of Fleet arising out of pre-Petition Date loans and advances made by NatWest Bank, N.A. to the Debtors pursuant to certain loan and security agreements executed and delivered by the Debtors to NatWest in the approximate principal amount of $275,000.00 as of the Petition Date, which Claim was assigned by Fleet to Richard Sinise and Keith Becker, jointly, in or about early September , 1996.

     1.64. "New Common Stock" means the 10 million non-assessable shares of common stock of Reorganized Harvey at par value of $.01 authorized under the Plan, of which 2,209,945 shall be issued and subject to Distribution under
Article IV of this Plan.

     1.65. "New Equity" means the equity interests in the Reorganized Harvey represented by the New Common Stock and New Preferred Stock issued under this Plan.

     1.66. "New Preferred Stock" means the 10,000 authorized shares of non-voting, convertible, and redeemable preferred stock of Reorganized Harvey, $1,000.00 par value, with a coupon rate of eight and one-half (8.5%) percent per annum, payable semi-annually, subject, however, to such rate being increased to ten and one-half (10.5%) percent during the first year subsequent to the Effective Date, if Reorganized Harvey elects to accrue dividends for such period, and in which event the accrued dividends (at the 10.5% rate) shall be payable in three (3) equal installments, with interest at the rate of 8.5% per annum, due on the second, third and fourth anniversaries of the Effective Date. Reorganized Harvey shall have the right during the period from the Effective Date through the last day prior to the fourth anniversary of the Effective Date to redeem the New Preferred Stock, in whole, or part, with a redemption price to be paid to the holders of the New Preferred Stock equal to the aggregate liquidation value of the New Preferred Stock, plus all accrued and unpaid dividends. Redemption of the New Preferred Stock shall be mandatory on the fourth anniversary of the Effective Date, with a redemption price fixed pursuant to the above set forth terms, 875 shares of which shall be deemed issued and outstanding as of the Effective Date and distributed in accordance with Article IV and Section 6.03 of this Plan. The aforesaid shares shall be convertable to New Common Stock pursuant to the Conversion Terms set forth in Exhibit "2" to this Plan.


     1.67. "Person" means a person as defined in section 101(41) of the Bankruptcy Code.

     1.68. "Petition Date" means August 3, 1995, the date on which voluntary petitions were filed by the Debtors for reorganization under Chapter 11.

     1.69. "Plan" means this Modified Amended Chapter 11 Joint and Substantively Consolidated Plan of Reorganization as modified, amended or restated from time to time.

     1.70. "Priority Claims" means Priority Tax Claims and Priority Non-Tax Claims.

     1.71.  "Priority  Non-Tax  Claim" means a Claim  entitled to priority under section 507 of the Bankruptcy Code other than an Administrative Claim or a Priority Tax Claim.

     1.72. "Priority Tax Claim" means a Claim entitled to priority under section 507(a)(8) of the Bankruptcy Code.

     1.73. "Professional Person" shall have the meaning set forth in section 327(a) of the Bankruptcy Code, and includes, by way of example, the Debtors' attorneys as retained under section 327 of the Bankruptcy Code and the Committee's attorneys and accountants retained pursuant to section 1103 of the Bankruptcy Code.

     1.74. "Pro-Rata" or "Pro-Rata Share" means proportionately, so that the ratio of the amount of the Distribution made on account of a particular Allowed Claim to the Distributions made on account of all Allowed Claims of the Class in which the particular Allowed Claim is included is the same as the ratio of the amount of such particular Allowed Claim to the total amount of Allowed Claims of the Class in which such Allowed Claim is included.


     1.75. "Public Offering" means the solicitation to the public for purchase of the portion of the Issued New Common Stock not distributed to Creditors under this Plan, in accordance with all applicable registrations and other filings and documents including, but not limited to, a prospectus of Reorganized Harvey, which offering shall commence on the earliest date permissible under all applicable law.

     1.76. "Record Date" means the last date fixed pursuant to a Final Order of the Bankruptcy Court for the purpose of voting with respect to this Plan and to determine the holders of Existing Equity Interests as evidenced by the Existing Common Stock. If no such date is fixed, the Record Date shall be the date the order approving the Disclosure Statement is signed by the Court.

     1.77. "Reorganized Harvey" shall mean The Harvey Group Inc. and Harvey Sound, Inc., or the Entity, Harvey Electronics, Inc., resulting from the merger of Group and Sound as provided for in Article XII of this Plan and as same are, or is, constituted and on a consolidated basis for purposes of this Plan as of the occurrence of the Effective Date.


     1.78. "Secured Claim" means all or that portion of any Claim, together with such interest (including, where permitted by law interest accrued on and after the Petition Date), fees, costs and charges as may be allowed by such agreement or by the Court under section 506(b) of the Bankruptcy Code, that is secured by a valid, perfected lien to the extent of the value of the interest of the holder of such Claim in such property of the Debtor, as determined by agreement between the Debtor and the holder of such Secured Claim or by the Court by a Final Order pursuant to section 506(a) of the Bankruptcy Code.

     1.79. "Sound" means Harvey Sound, Inc.

     1.80. "Unclaimed Property" means any Issued New Common Stock, Cash or other consideration to be distributed under this Plan (together with any interest earned thereon) that is deemed unclaimed in accordance with Section 7.04 of this Plan.

     1.81. "Unsecured Claim" means any Claim, other than the Congress Claim, the HAC Claim, the InterEquity Claim, the NatWest Claim, an Administrative Claim, a Priority Claim, a Secured Claim, a Convenience Claim, and an Affiliate Claim.

                                   ARTICLE II

                  CLASSIFICATION OF CLAIMS AND STOCK INTERESTS

     2.01. Division of Classified Claims. An Allowed Claim is in a particular Class only to the extent such Claim qualifies within the description of that Class and is in a different Class to the extent that the remainder of the Claim qualifies within the description of the different Class.

     2.02. Allowed Claims and Interests. A Claim or Interest is in a particular Class only to the extent the Claim or Interest is an Allowed Claim or Allowed Existing Equity Interest as defined herein and has not been paid or otherwise satisfied prior to the Effective Date.

     2.03. Classification. Claims against and Existing Equity Interests in the Debtors, excluding Administrative Claims and Priority Tax Claims, are divided into the following Classes:

     2.03.01. Class 1 shall consist of: Priority Non-Tax Claims.

     2.03.02. Class 2 shall consist of: The Allowed Congress Claim.

     2.03.03. Class 3 shall consist of: The Allowed HAC Claim.

     2.03.04. Class 4 shall consist of: The Allowed InterEquity Claim.

     2.03.05. Class 5 shall consist of:     The Allowed NatWest Claim.

     2.03.06. Class 6 shall consist of: All Allowed Convenience Claims.

     2.03.07. Class 7 shall consist of: All Allowed Unsecured Claims.

     2.03.08. Class 8 shall consist of: All Allowed Affiliate Claims.

     2.03.09. Class 9 shall consist of: All Allowed Existing Equity Interests.

     2.04. Non-Classified Claims. Under this Plan Allowed Administrative Claims and Allowed Priority Tax Claims are not designated within a Class as classification of such Claims are not mandated under the Bankruptcy Code (see section 1123(a)(1) of the Bankruptcy Code).

                                   ARTICLE III
                   IDENTIFICATION OF CLASSES OF CLAIMANTS AND
             INTEREST HOLDERS IMPAIRED AND UNIMPAIRED UNDER THE PLAN

     3.01. Allowed Non-Tax Priority Claims (Class 1), the Allowed Congress Claim (Class 2), and Allowed Convenience Claims (Class 6), are not impaired under this Plan and therefore will not be voting on this Plan.

     3.02. The Holders of the HAC Claim (Class 3), the InterEquity  Claim (Class
4), the NatWest Claim (Class 5), Allowed Unsecured Claims (Class 7), Allowed Affiliate Claims (Class 8) and Interests Holders (Class 9) are Impaired Parties under this Plan. However, as holders of Class 8 Claims are to receive no Distribution on account of their Claims, or retain any value in Reorganized Harvey or its assets or property, this Class is deemed under section 1126(g) of the Bankruptcy Code to have not accepted this Plan. Therefore, votes of such Creditors will not be solicited.


     3.03. As the Bankruptcy Code provides that Administrative Claims and Priority Tax Claims must be satisfied in full as of the Effective Date or, with respect to Priority Tax Claims, receive treatment which provides the equivalent of the present value of such Claims, these Claims are unimpaired under this Plan.

     3.04. In the event of a controversy as to whether any Claimant or Class of Claimants or Existing Interest Holder is impaired under this Plan, the Court shall, after notice and a hearing, determine such controversy.

     3.05. The Debtors shall provide each Claimant in Class 3, Class 4, Class 5 and Class 7 and the Interest Holders of Class 9 with a form of ballot approved by the Court to be used in casting a vote on this Plan. The ballot shall designate the Class in which such ballot is to be cast (i.e. Class 3, 4, 5, 7 and 9) by the Impaired Party receiving the ballot.

                                   ARTICLE IV

        PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS UNDER THIS PLAN

     4.01. Unclassified Claims. Allowed Administrative Claims and Allowed Tax Claims, are not classified under this Plan pursuant to section 1123(a) of the Bankruptcy Code.

     4.01.01. All Allowed Administrative Claims, which remain unsatisfied as of the Effective Date, shall be paid by the Debtors in full on the Effective Date, in Cash, or on such other terms as may be agreed upon by the holder of such Allowed Administrative Claim and the Debtors, except that Administrative Claims incurred by the Debtors in the ordinary course of business shall be paid when due in accordance with ordinary business terms.

     4.01.02. All Allowed Tax Claims, other than such Allowed Tax Claims or portions thereof which, by express terms, is not due or payable by the Effective Date, shall be paid, (a) at the election of the Debtors (i) in deferred Cash payments of a value as of the Effective Date equal to the amount of such Allowed Tax Claim payable annually over a period not exceeding six (6) years from the date of assessment of such Claim if an assessment has been made prior to the Petition Date (and within six (6) years subsequent to the Effective Date if no assessment has been made prior to the Filing Date) and, in such event, interest shall be paid on the unpaid portion of such Allowed Tax Claim at the rate fixed by applicable statute upon which such Claim is based or the rate of seven (7) percent per annum, which ever is lower, or (ii) on the Effective Date, or (b) as such Claimant and the Debtors may otherwise agree. All Allowed Tax Claims that by their terms become due and payable after the Effective Date shall be paid when due. All payments on Allowed Tax Claims shall and must be applied under any and all circumstances by such Claimants: (a) first, in full, to and against the "penalty" portion of such Claim which may properly and legally be deemed and construed to be or constitute a personal fiduciary liability of any and/or all of the Debtors' officers or principals, and (b) next, only after such actual and/or potential fiduciary liability has been paid in full, as desired by such Claimants and/or as is otherwise directed under any applicable law.

     4.02. Allowed Priority Claims (Class 1). Each holder of an Allowed Priority Claim, other than an Allowed Consumer Deposit Claim shall be paid in full in Cash on the Effective Date, unless such holder and the Debtors shall agree to a different treatment. Allowed Consumer Deposit Claims will be satisfied by the Debtors, or Reorganized Harvey, as the case may be, in the normal course of business and pursuant to the terms and conditions of the transaction between the Debtors and the holder of such Allowed Claim which gave rise to the Consumer Deposit Claim.

     4.03. Allowed Congress Claim (Class 2). The obligations of the Debtors to Congress which constitute the Allowed Congress Claim, both with respect to the Pre-Petition Congress Loans and the DIP Financing shall remain current in the ordinary course of business and pursuant to the terms and conditions of the Congress Financing Agreements and the Ratification Agreement pending the Effective Date. Upon occurrence of the Effective Date, the Allowed Congress Claim shall be deemed satisfied in full by virtue of a post-Effective Date financing facility extended by Congress to Reorganized Harvey pursuant to post-Effective Date Loan and Security Agreements to be negotiated between Congress and Reorganized Harvey, with such post-Effective Date lending secured by liens on substantially all of Reorganized Harvey's post-Effective Date property and assets. All liens on and security interests in property and Assets of the Debtors as granted to Congress, both on a pre-Petition Date basis pursuant to the Congress Financing Agreements and in the Bankruptcy Case pursuant to the Congress Financing Order, shall remain in full force and shall be deemed to continue to be duly perfected and existing liens or and security interests during the period from the Confirmation Date to and including, the Effective Date and until such time as the obligations to Congress constituting the Allowed Congress Claim are satisfied as provided above.


     4.04. Allowed HAC Claim (Class 3). As of the Effective Date, the Allowed HAC Claim shall be deemed an Allowed Claim in the principal amount of up to $3,000,000, plus all accrued and unpaid interest and charges incurred in accordance with the HAC Financing Agreements, and shall be satisfied in full, and all liens on and security interests in the property and Assets of the Debtors held by HAC, shall be deemed canceled, satisfied and extinguished upon the issuance to HAC, or its designee, of 2,000,000 shares of the New Common Stock, which is equal to ninety and one half (90.5%) percent of the Issued New Common Stock.

     4.05. Allowed InterEquity Claim (Class 4). As of the Effective Date, the InterEquity Claim shall be deemed an Allowed Claim in the principal amount of $600,000 with respect to the pre-Petition Date obligations of the Debtors to InterEquity, and $70,000 on account of a "finder's fee" agreed to between the Debtors and InterEquity in connection with the HAC Financing Agreement and shall be satisfied in full, and all liens on and security interests in the property and Assets of the Debtors held by InterEquity, shall be deemed, canceled, satisfied and extinguished upon: (a) the issuance to InterEquity on account of the $600,000, of 600 shares of the New Preferred Stock issued under Section 6.03 of this Plan, subject, however, to the conversion rights under the Conversion
Terms (see Exhibit "2" hereto), which provides the right to convert the New Preferred Stock to New Common Stock in accordance with the terms and conditions set forth therein ; and (b) on account of the $70,000 at the election of the Debtors, either (i) $35,000 Cash paid on the Effective Date, or (ii) a number of shares of New Common Stock (as issued in accordance with Section 6.03 of this Plan) equal to the total number of shares of Issued New Common Stock multiplied by a fraction in which the numerator is 70,000 and the denominator is the sum of the Allowed HAC Claim.

     4.06. Allowed NatWest Claim (Class 5). As of the Effective Date the NatWest Claim shall be deemed an Allowed Claim in the principal amount of $275,000.00 and shall be satisfied in full, and all liens on and security interests in the property and Assets of the Debtors held by the holder of the NatWest Claim, shall be deemed canceled, satisfied and extinguished upon. The issuance to the holder of the NatWest Claim of 275 shares of the New Preferred Stock issued under Section 6.03 of this Plan, subject, however, to the conversion rights under the Conversion Terms(See Exhibit "2" hereto) which provides to said holder the right to convert the New Preferred Stock in accordance with the terms and conditions set forth therein.


     4.07. Allowed Convenience Claims (Class 6). Each holder of an Allowed Convenience Claim shall be paid in Cash, the full amount of its Allowed Class 6 Claim on the Effective Date.

     4.08. Allowed Unsecured Claims (Class 7). (a) Each holder of an Allowed Unsecured Claim shall be entitled to receive, on the Effective Date, or as soon as practicable thereafter, its Pro Rata Share of 187,845 shares of the New Common Stock, which is equal to eight and one-half (8.5%) percent of the Issued New Common Stock.

     4.09. Allowed Affiliate Claims (Class 8).Affiliate Claims which are Allowed Claims shall be subordinated to all senior Classes of Claims (1, 2, 3, 4, 5, 6 and 7) and shall receive nothing on account of such Allowed Claims.

     4.10. Existing Equity Interests (Class 9). The holders of Allowed Existing Equity Interests shall receive nothing on account of such Interests the following: (a) Interest Holders with 100 or less shares of Existing Common Stock
- $1.00 Cash; and (b) Interest Holders with 101 or more shares of Existing Common Stock - A Pro-Rata share of 22,100 shares (1%) of the Issued New Common Stock. All existing issued and outstanding Existing Common Stock shall be deemed canceled as of the Effective Date.


     4.11. Existing Liens and Security Interests. All liens on and security interests in Assets, except those held by Congress, shall be deemed canceled, satisfied and extinguished as of and subsequent to the Effective Date, upon occurrence of the provisions of sections 4.04, 4.05 and 4.06 of this Plan. If such Claimant fails or refuses to deliver the aforesaid documents or filings within fifteen (15) Business Days of the date of the aforesaid notice by Reorganized Harvey, then Reorganized Harvey shall be deemed appointed as the attorney in fact for such Creditor for the purpose of preparation, execution and recording of such document or filing. With respect to the liens and security interests held by Congress in the event of satisfaction of the Congress Claim the holder thereof shall, upon written request may by Reorganized Harvey delivered to such Claimant, by certified mail, return receipt requested, deliver to Reorganized Harvey all appropriate or necessary documents or filings, in recordable form to evidence the satisfaction of such liens and security interests.

                                    ARTICLE V

                   ACCEPTANCE OR REJECTION OF PLAN; EFFECT OF
                    REJECTION BY ONE OR MORE CLASS OF CLAIMS

     5.01. Classes 3, 4, 5, 7 and 9 shall receive a ballot to vote to accept or reject this Plan. Each such Class of Creditors or Interests is deemed to be impaired in accordance with section 1124 of the Bankruptcy Code. The Holders of Claims and Interest Holders in these Classes (Impaired Parties) will be receiving treatment or Distributions under this Plan on account of such Claims or Existing Equity Interests on terms and under conditions differing from the current terms and conditions of the Debtors' obligations to such Creditors, or the rights of such Interest Holders in the Debtors, accordingly under section 1126 of the Bankruptcy Code, these Classes are entitled to vote on this Plan and the members thereof will receive a ballot. Class 8, Allowed Affiliate Claims are also impaired under this Plan, however, as the Class 8 Claimants will receive no Distribution or retain any interests or right with respect to the Assets or in the Debtors under this Plan such Entities are deemed under section 1126(g) of the Bankruptcy Code to have rejected this Plan. Therefore, holders of Allowed Affiliate Claims will not receive a ballot.

     5.02. Classes 3, 4 and 5 shall have accepted this Plan if the Class votes to accept this Plan on or before the date set by the Court as the last day to vote on this Plan.


     5.03. Class 7 shall have accepted this Plan if the Holders of (a) at least two-thirds (2/3) in dollar amount and (b) more than one-half (1/2) in number of the Allowed Unsecured Claims that have voted on this Plan on or before the date set by the Court as the last day to vote on this Plan have voted to accept it.

     5.04. Class 9 shall have accepted this Plan if the holders of at least two-thirds (2/3) in amount of the Allowed Existing Interest that have voted on this Plan on or before the date set by the Court as the last day to vote on this Plan have voted to accept it.

     5.05. In the event that any Class entitled to vote fails to accept this Plan in accordance with section 1129(a) of the Bankruptcy Code, the Debtors reserve the right to amend this Plan or seek to confirm this Plan pursuant to the "cramdown" provisions of section 1129(b) of the Bankruptcy Code with respect to such dissenting Class.

     5.06. In the event Class 7 votes to reject this Plan, and the Debtors determine to seek Confirmation over such rejection under the provisions of section 1129(b) of the Bankruptcy Code, then in such event the New Common Stock which was to be distributed to Interest Holders in Class 9 shall instead be distributed to the Holder of the Allowed HAC Claim; and all Cash to have been distributed shall be deemed Unclaimed Property and shall be retained by Reorganized Harvey; and shall not be included for any purposes under this Plan, or otherwise, in any Distribution to Class 7 Creditors.


                                   ARTICLE VI
                        MEANS FOR EXECUTION OF THIS PLAN

     6.01. Plan Implementation. This Plan is to be implemented in a manner consistent with section 1123 of the Bankruptcy Code.

     6.02. Plan Funding. On the Confirmation Date or such other date as may be provided in any order approving this Plan, the Debtors shall create a Confirmation Fund, which shall be the source of the Cash payments to be made under this Plan to Administrative Claimants, Holders of Allowed Priority Non-Tax Claims, those Priority Tax Claims the Debtors may elect to satisfy on the Effective Date, or the initial installment which may be due on such Priority Tax Claim as of the Effective Date and holders of Allowed Convenience Claims. The source of Cash to be deposited into the Confirmation Fund shall be from Cash on hand (operational revenues and remaining proceeds of the loans giving rise to the HAC Claim). The Debtors, or Reorganized Harvey, as the case may be, shall act as Disbursing Agent and shall be responsible for disbursement of the proceeds of the Confirmation Fund in accordance with the terms of this Plan.

     6.03. Creation of New Equity and Execution of Related Documents. As of the Effective Date, there shall be authorized for issuance by Reorganized Harvey 10 million (10,000,000) shares of New Common Stock and 10 thousand (10,000) shares of New Preferred Stock. Reorganized Harvey shall issue 2,173,914 shares of the New Common Stock and 875 shares of the New Preferred Stock for Distribution to those Creditors and Interest Holders as designated in Article IV of this Plan. As of, or prior to, the Effective Date, or as soon as thereafter as is practicable, Reorganized Harvey execute all documents required, con shall have executed, or caused, to have been executed on its behalf, all documents required, contemplated or necessary for implementation of the provisions of this Plan, including any and all such documents required for registration of the New Equity not subject to the exemption provisions of section 1145 of the Bankruptcy Code and so as to effectuate the Public Offering. On the Effective Date each of such documents, agreements and instruments shall be deemed to become effective simultaneously. Pursuant to section 1145(a) (1) and (2) of the Bankruptcy Code, the New Equity actually issued to Creditors or Interest Holders under this Plan in exchange for such Claims or Existing Equity Interests, or primarily in change for such Claims or Interests, and partly for Cash or property, shall be exempt from any and all federal, state or local laws requiring registration of a security.


     6.04. Cancellation of Existing Securities Instruments and Agreements. On the Effective Date, except as otherwise provided herein, all securities, all instruments and agreements governing any Claims or Interest, or instruments and agreements governing any Claim or Interest impaired hereby, including, but not limited to, the Existing Common Stock shall be deemed canceled and terminated and of no further force or effect.

     6.05. Setoffs. The Debtors may, but shall not be required to, set off against any Claim and the Distributions to be made pursuant to this Plan in respect of such Claim, any claims of any nature whatsoever which the Debtors may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release of any such claim the Debtors may have against such holder.

     6.06. Corporate Action. Upon entry of the Confirmation Order by the Clerk of the Bankruptcy Court, all actions contemplated by this Plan shall be authorized and approved in all respects (subject to the provisions of this
Plan), including without limitation the following: (a) the adoption and filing of any amendments to the Debtors' Certificates of Incorporation; (b) the creation of New Equity through the authorization for, and issuance of, New Common Stock and New Preferred Stock, as provided herein; (c) the Public Offering; and (d) the execution, delivery, and performance of all agreements required, contemplated or necessary to implement this Plan. The issuance of securities pursuant to this Plan, the election and/or appointment of directors and officers pursuant to this Plan, and the other matters provided for under this Plan involving the corporate structure of the Debtors (including any corporate action required in connection with this Plan) shall be deemed to have occurred and shall be in effect, without any requirement of further action by the shareholders or directors of the Debtors. On the Effective Date, the appropriate officers and directors of the Debtors are authorized and directed to execute and deliver the agreements, documents and instruments contemplated by this Plan in the name of and on behalf of the Debtors. Pursuant to section 808 of the New York Business Corporation Law, actions taken pursuant to a confirmed plan of reorganization of a New York corporation have the same effect as if taken by unanimous action of the directors and shareholders of such corporations.

                                   ARTICLE VII

                       PROVISIONS CONCERNING DISTRIBUTIONS

     7.01. Time and Manner of Distributions Under this Plan.

     7.01.01. On the Effective Date, or as soon thereafter as is practical, the Disbursing Agent or any transfer or other agent appointed by the Disbursing Agent, shall; (a) distribute the Issued New Common Stock to (i) the Allowed Class 3 Claimant, (ii) Class 4 Claimant, (iii) the Allowed Class 7 Claimants, and (iv) Class 7 Interest Holders entitled thereto and (b) distribute the New Preferred Stock to the Holder of (i)the Allowed Class 4 Claim, and (ii) the Allowed Class 5 Claim.

     7.01.02. On the Effective Date, the Disbursing Agent shall pay in Cash Allowed Administrative Claims, Allowed Priority Non-Tax Claims, Allowed Convenience Claims, and Allowed Interest Holders entitled thereto, Allowed Priority Tax Claims, or the first installment payment, if any, on Allowed Priority Tax Claims from the Confirmation Fund.

     7.01.03. To the extent a Claim is a Disputed Claim, Distributions allocable thereto shall not be made to the holder of such Claim but shall be held in a Disputed Claim Account if the Distribution would have been Cash or in treasury stock if the Distribution would have been New Common Stock. When a Disputed Claim, or any portion thereof, becomes an Allowed Claim, the Disbursing Agent shall cause a Distribution to be made to the holder of such Allowed Claim or in accordance with the provisions of this Plan with respect to treatment of the Class of Creditors in which the Allowed Claim is classified within ten (10) Business Days after the order which Allows such Claim becomes a Final Order.

     7.01.04. The Confirmation Fund shall be closed by the Debtors as of the first (1st) Business Day after the later of the last check on account of a Distribution is cleared and paid upon by the payor bank and the date under this Plan that the last of unclaimed Distributions become Unclaimed Property. If a Priority Non-Tax Claim, A Priority Tax Claim, Administrative Claim, or a Convenience Claim is a Disputed Claim, then a Distribution allowable thereto shall be transferred from the Confirmation Fund to a Disputed Claim Account. All Allowed Priority Tax Claim payments after the first payment, (which shall be made from the Confirmation Fund), shall be made by Reorganized Harvey from operating or other revenues.


     7.02. Fractional Cents. Any other provision of this Plan to the contrary notwithstanding, no payments of fractions of cents shall be made. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole cent (up or down).

     7.03. Calculation of Distribution Amounts of New Equity. Any other provision of this Plan to the contrary notwithstanding, (a) no fractional shares of New Common Stock shall be issued or distributed, and (b) no Cash will be paid nor other Distribution made in lieu of whole or fractional shares not issued or distributed because of the provisions of this Section 7.03.

     7.04. Unclaimed Property. Except as otherwise provided herein, in the event and at such time as any Distribution under this Plan becomes Unclaimed Property, then the Entity to which such Distribution was to have been made shall forfeit all rights thereto, and thereafter the Claim or Interest in respect of which such Distribution was to have been made shall be treated as a Disallowed Claim or Interest not subject to section 502(j) of the Bankruptcy Code. In this regard, Distributions to Claimants entitled thereto shall be sent to their last known address set forth on a proof of claim filed with the Court or, if no proof of claim is filed, on the schedules filed by the Debtors, or as set forth in the most recently available records of the Debtors or to such other address as may be requested in writing on or before the Effective Date by a Claimant. Any Distributions of New Common Stock to holders in Class 7 which are returned under this Article shall be held by Group as treasury stock. Any Distribution shall be deemed Unclaimed Property if same has not been received or accepted by the Entity entitled to such Distribution by a date which is one hundred eighty (180) days subsequent to the date of such Distribution.


     7.05. Payment Dates. Whenever any Distribution to be made under this Plan shall be due on a day other than a Business Day, such payment or Distribution shall instead be made, without interest, on the next Business Day.

     7.06. De Minimus Distributions. Notwithstanding any provision of this Plan with respect to treatment of Class 6 Claims, and without effecting the applicability of the provisions of Article VIII and IX of this Plan to such Claims, no cash payment of less than $1.00 shall be made to any holder of a Convenience Claim unless a request therefor is made by such Claimant in writing and delivered in accordance with Section 16.04 of this Plan by such holder to the Debtors.

                                  ARTICLE VIII

                  PROVISIONS CONCERNING DISCHARGE AND PROPERTY

     8.01. Discharge of Claims and Interests. The Distributions, treatments and rights afforded in this Plan shall be in exchange for, and in complete satisfaction, discharge and release of, all Claims and Existing Equity Interests of any nature whatsoever, incurred prior to the Effective Date, including any interest accrued thereon from and after the Petition Date, against the Debtors, the Estate and any of its property. Except as otherwise provided in this Plan, upon the Effective Date, all such Claims shall, notwithstanding anything in
Section 7.06 of this Plan, be discharged and Existing Equity Interests shall be extinguished in accordance with sections 105, 524 and 1141 of the Bankruptcy Code.

     8.02. Vesting of Property in Reorganized Harvey. Except as may otherwise be provided by this Plan, upon the Effective Date, and subject to the occurrence of the Effective Date, title to all Assets and property dealt with by this Plan shall pass to Reorganized Harvey free and clear of all Claims and Existing Equity Interests, except as may otherwise be provided under this Plan, in accordance with section 1141(c) of the Bankruptcy Code.

                                   ARTICLE IX

                   EFFECT OF THE PLAN ON HOLDERS OF CLAIMS AND
                            EXISTING EQUITY INTERESTS

     9.01. Injunction. In implementing the discharge provided in Section 8.01 of this Plan, except as otherwise expressly provided in this Plan, the Confirmation Order shall provide, among other things, that all Entities who have held, hold or may hold Claims or Existing Equity Interests against the Debtors are permanently enjoined on and after the Effective Date: (a) from commencing or continuing in any manner, directly or indirectly, any action or other proceeding of any kind with respect to any such Claim or Existing Equity Interest against the Debtors or the property of the Debtors with respect to any such Claim or Existing Equity Interest; (b) from the enforcement, attachment, collection or recovery by any manner or means, directly or indirectly, of any judgment, award, decree, or order against the Debtors or the property of the Debtors with respect to any such Claim or Existing Equity Interest; (c) from creating, perfecting or enforcing, directly or indirectly, any encumbrance of any kind against the Debtors, or against the property of the Debtors, with respect to any such Claim or Existing Equity Interest; (d) from asserting, directly or indirectly, any set-off, right of subrogation, or recoupment of any kind against any obligation due the Debtors, or against the property of the Debtors, with respect to any such Claim or Existing Equity Interest; and (e) from any act, in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan relating to any Claim or Existing Equity Interest. Nothing contained in this Plan including this Section 9.01 shall: (a) prohibit the holder of a timely filed Claim to which the Debtors have timely filed an objection from litigating its right to seek to have such Claim declared an Allowed Claim; or
(b) enjoin or prohibit the enforcement by any Claimant of any of the obligations of the Debtors under this Plan.


                                    ARTICLE X
                 REJECTION AND ASSUMPTION OF EXECUTORY CONTRACTS

     10.01. Assumption of Executory Contracts/Leases. As of the Effective Date, the Debtors shall be deemed to have assumed the Executory Contracts listed on Exhibit "1" to this Plan; provided, however, that the Debtors reserve the right to file an application(s) to (a) reject any Executory Contract appearing on Exhibit "1" to this Plan at any time up to and including the Confirmation Date, and in which case, the Executory Contract subject to such application shall be deemed removed and deleted from Exhibit "1" for all purposes, or (b) reject any Executory Contract as provided in Paragraph 10.02 hereof.

     10.02. Disputes Regarding Contract Cures Within thirty (30) days after the Confirmation Date, or by such other time as may be provided under this Plan relevant to any disposition of a Contract Cure, the Debtors shall have satisfied, settled or disposed of the Contract Cures to the licensors, lessors or vendors under the Executory Contracts assumed pursuant to this Section and as listed on Exhibit "1" hereto (subject only to the removal or deletion from said Exhibit as provided in Section 10.01 hereof), unless a lessor, licensor, or vendor under an Executory Contract to be assumed pursuant to this Plan, which disputes its respective Contract Cure, has filed with the Court and has served upon counsel to the Debtors and HAC (at the addresses set forth below) an objection setting forth in reasonable detail the amount and basis for its dispute of the Debtors' proposed Contract Cure; provided, however, that the aforesaid notice must be filed with the Court and received by counsel for the Debtors and HAC in accordance with Section 16.03 of this Plan, not later than twenty (20) days following the Confirmation Date. Failure to timely file and serve its objection shall be an absolute bar and injunction against any Entity's right to object to the Contract Cure or to seek payment of any sums greater than, or treatment different from, the Contract Cure. If the Debtors and the lessor, licensor or vendor disputing the proposed Contract Cure are unable to reach a resolution of such dispute, such dispute shall be submitted to the Court for resolution. If a resolution is not reached or a Court determination is not acceptable to the Debtors, the Debtors shall have the right to make application to the Court to have the subject Executory Contract rejected.

     10.03. Rejection Claims. Until fixed by Final Order of the Court, Claims resulting from the rejections pursuant to this Section ("Rejection Claims") shall be treated under this Plan as Disputed Claims purporting to be Class 6 Claims or Class 7 Claims (depending upon the amount of the Disputed Claim to the extent same becomes an Allowed Claim) pending a determination with respect to the Allowance of such Claim in accordance with the provisions of Article XI of this Plan. Any Rejection Claims must be filed with the Clerk of the Court within thirty (30) days after the entry of the Confirmation Order with a copy served upon counsel for the Debtors or be forever barred and the holders of such Claims shall not be treated as Creditors with respect to such Claims for the purposes of distribution hereunder or under section 365 of the Bankruptcy Code.


                                   ARTICLE XI
                    PROCEDURES FOR RESOLVING DISPUTED CLAIMS
                              OR DISPUTED INTERESTS

     11.01. Time Limit for Objections to Claims. Objections to Claims shall be filed by the Debtors with the Court and served upon the holders of each of the Claims or Interests to which objections are made not later than (a) thirty (30) days subsequent to the Confirmation Date with respect to non-Rejection Claims and (b) thirty (30) days subsequent to the service upon Debtors' counsel of such Claim in accordance with Section 10.03 of this Plan, or with respect to any Claim or Interest, by such other later date as may be fixed by the Court.

     11.02. Resolution of Disputed Claims and Interests. Unless otherwise ordered by the Court, the Debtors, at their own expense, shall litigate to judgment, settle or withdraw objections to Disputed Claims or Disputed Interests, in their sole discretion, without notice to any party in interest, other than the Holder of the Disputed Claim or the Disputed Interest and counsel to the Creditors' Committee.

     11.03. Payments. Payments, Distributions or treatment on account of a Disputed Claim or a Disputed Interest that ultimately becomes an Allowed Claim or an Allowed Existing Interest shall be made in accordance with the provisions of this Plan with respect to the Class in which the Disputed Claim or an Allowed Existing Interest is classified. Such payments, Distributions or treatment shall be made as soon as practicable, but not more than, seven (7) Business Days after the date on which the order allowing such Claim or Interest becomes a Final Order. Distributions, payment or treatment made in accordance with this Article shall not include interest on the amount of any payment from the date on which the Holder of the Allowed Claim would have been entitled to receive payment, Distribution or treatment if its Claim or Interest had not been disputed. The Debtors shall reserve a sufficient amount of the Confirmation Fund and issue sufficient New Common Stock to be deposited into the Disputed Claim Account or held as treasury stock of Group in the event a Disputed Claim or Disputed Interest becomes Allowed.


                                   ARTICLE XII
                            SUBSTANTIVE CONSOLIDATION

     12.01. Substantive Consolidation. Under this Plan, the Bankruptcy Case shall be, as of the Effective Date, substantively consolidated into a single case with respect to Confirmation, consummation, Distributions under, treatments provided by and implementation of this Plan. Notwithstanding substantive consolidation, but subject however to the provisions of, and authorization under
Section 12.03 hereof, Group and Sound shall retain their separate corporate existence after the Effective Date.


     12.02. Terms of Consolidation. Pursuant to the Confirmation Order, which shall incorporate the terms of this Section, substantive consolidation shall be with respect to:

     (a) as provided in this Plan, all Affiliate Claims shall be eliminated;

     (b) all Assets and all proceeds thereof and all liabilities of Group and Sound shall be merged pursuant to the terms of this Plan or treated as though they were merged;

     (c) any obligation of each Debtor and all guarantees thereof executed by one or more of them shall be deemed to be an obligation of both and of the Estate jointly;

     (d) any Claims filed or to be filed in connection with any such obligation or guarantee shall be deemed to be but one Claim against the Debtors;

     (e) each and every Claim filed against either Debtor shall be deemed filed against both;


     (f) for purposes of determining the availability of the right of setoff under section 553 of the Bankruptcy Code, the Debtors shall be treated as a single Entity so that, subject to the other provisions of section 553 of the Bankruptcy Code, debts due to either of them may be setoff against the debts of either one; and

     (g) as of the Effective  Date,  the Debtors may, in the sole  discretion of
the  Board  of  Directors  of  Reorganized   Harvey,  be  deemed   substantively
consolidated pursuant to and in the manner described in this Article XII.

     12.03. Corporate Consolidation. Under this Plan, Group and Sound may, in the sole discretion of the Board of Directors of Reorganized Harvey, be merged into a single corporate entity as of, or subsequent to the Effective Date, pursuant to a formal merger agreement between Group and Sound and applicable law. Reorganized Harvey shall be authorized to take any and all action as is necessary or appropriate to effectuate the aforesaid merger, without need of approval or consent of the holders of the New Equity. Upon such merger, any and all contracts, including any Executory Contract, agreements, or other writings or undertakings, including, without limitation, the Congress Financing Agreements and the Ratification Agreement, to which the either or both Group and Sound are a party, shall be deemed assigned by them to Reorganized Harvey without the need of consent to such assignment from the other Entity or Entities to such contract, agreement, writing, or undertaking, notwithstanding any provision, term or condition to the contrary therein.


                                  ARTICLE XIII
                              CONDITIONS PRECEDENT

     13.01. Conditions to Occurrence The Effective Date. It shall be a condition precedent to the Effective Date that (a) unless waived by the Debtors in a writing filed with the Bankruptcy Court, the Confirmation Order shall have become a Final Order; (b) the Confirmation Fund shall have been adequately funded; (c) no order or judgment enjoining the Debtors from effectuating the terms and conditions of this Plan shall have been entered by any court, administrative body or other tribunal; (d) as part of Confirmation, the Court shall have authorized the substantive consolidation of the Assets and liabilities of the Debtors in accordance with the provisions of Article XII of this Plan; and (e) the post-Effective Date financing facility with Congress shall have closed.


                                   ARTICLE XIV
                            ADMINISTRATIVE PROVISIONS

     14.01. Further Documents and Action. On or before the Effective Date, the Debtors shall cause to be prepared and shall execute, and are authorized to file with the Court or other appropriate governmental Entity, such agreements and other documents, and take or cause to be taken such action, as may be necessary or appropriate to effect and further evidence the terms and conditions of this Plan.

     14.02. Committees. As of the Effective Date, the Creditors' Committee shall cease its functioning, other than with respect to matters provided in Section
14.04 hereof, and shall have no further authority or function regarding the implementation of this Plan, or otherwise, except as to matters provided in
Section 14.04 hereof.

     14.03. Post-Confirmation Management. Subject to final determination by HAC, the Debtors contemplate that the post-Confirmation management of Reorganized Harvey will consist of a chairman of the Board of Directors of Reorganized Harvey appointed by the Board of Directors at its first meeting on, or after the Effective Date, Franklin Karp, as president of Reorganized Harvey, and Joseph Calabrese as vice president of finance, chief financial officer and corporate secretary. These officers will be employed on an at will basis upon the same terms and conditions, including compensation, as they had been employed as of the Confirmation Date, subject to change upon decision of the Board of Directors. The aforesaid designations of Persons for executive positions with Reorganized Harvey are subject to change at the discretion of the Board of Directors. Additionally, the Board of Directors may, from time to time, and in accordance with the Debtors' By-laws, appoint or designate such other officers as may be deemed appropriate or necessary. Such officers' employment shall be pursuant to arrangements to be agreed to by the officers and HAC. Reorganized Harvey shall have the right to otherwise manage the employees of Reorganized Harvey and to implement policies, programs, etc. regarding same as it deems necessary or appropriate, in its sole discretion, subject only to Reorganized Harvey's duties, responsibilities and commitments under this Plan.

     14.04. Post Confirmation Board of Directors. Until the first regularly scheduled general meeting of Reorganized Harvey shareholders (i.e. the holders of the New Common Stock), the post-Effective Date Board of Directors shall consist of two (2) Persons from senior management of Reorganized Harvey, three
(3) Persons named by HAC, one (1) Person named by the Creditors' Committee (the "Committee Member"), and subject to that Person's acceptance, one (1) Person from the existing board of directors of Group, William Kenny, or if such Person fails or refuses to accept appointment then in his place and stead, HAC shall appoint a Person of its selection. Thereafter, and notwithstanding anything in the By-laws of Reorganized Harvey, or this Plan to the contrary, the Committee Member shall serve on the Board of Directors for a period of two (2) years post-Effective Date. In the event that during the aforesaid term of the Committee Member, said member resigns, is removed, or is otherwise incapable or unwilling to serve on the Board of Directors, the Creditors' Committee shall have the right to appoint or designate a replacement Committee Member to serve out the remainder of the two year term, so long as such designation occurs within thirty (30) days after the resignation, removal or determination of the Board of Directors as to the inability or unwillingness of the existing Committee Member. In the event that no successor Committee Member is designated within said period by the Creditors' Committee, then a replacement member shall be designated in accordance with applicable law and the By-laws of Reorganized Harvey.

                                   ARTICLE XV

                            RETENTION OF JURISDICTION

     15.01. Retention of Jurisdiction. Following the Confirmation Date, the Court shall retain jurisdiction of the Bankruptcy Case and of all matters arising under or out of the Bankruptcy Case, including, without limitation, for the following purposes:

     15.01.01. to hear and determine any objections to the allowance of Claims brought by the Debtors;

     15.01.02. to determine any and all applications for compensation for Professional Persons;

     15.01.03. to determine any and all applications, adversary proceedings, and contested or litigated matters properly before the Court and pending on the Confirmation Date that may be brought by the Debtors;

     15.01.04. to modify this Plan pursuant to section 1127 of the Bankruptcy Code or to remedy any defect or omission or reconcile any inconsistency in the Confirmation Order to the extent authorized by the Bankruptcy Code;

     15.01.05. to hear and determine all controversies, suits and disputes, if any, as may arise in connection with the interpretation or enforcement of this Plan, the Confirmation Order and any other documents executed and delivered in connection with this Plan;


     15.01.06. to hear and determine all controversies, suits and disputes, if any, as may arise with regard to orders of this Court in the Bankruptcy Case;

     15.01.07. to hear and determine any and all controversies and disputes arising under, or in connection with, this Plan or the Confirmation Order, including disputes with respect to post-Effective Date fees and expenses of Professional Persons pursuant to Section 16.13 of this Plan;

     15.01.08. to adjudicate all controversies concerning the classification of any Claim;

     15.01.09. to liquidate damages in connection with any disputed, contingent or unliquidated Claims;

     15.01.10. to recover any assets and property of the Debtors wherever located, including the prosecution and adjudication of all causes of action available to the Debtor as of the Confirmation Date;

     15.01.11. to determine all questions and disputes regarding recovery of and entitlement to the Debtors' assets and property and determine all claims and disputes between the Debtors, and any other Entity, whether or not subject to an action pending as of the Confirmation Date;

     15.01.12. to enter any order, including injunctions, necessary to enforce the title, rights and powers of the Debtors and to impose such limitations, restrictions, terms and conditions on such title, rights and powers as the Court may deem necessary or appropriate;

     15.01.13. to enter an order or final decree closing and terminating the Bankruptcy Case; and

     15.01.14. to make such orders as are necessary or appropriate to carry out the provisions of this Plan, including but not limited to orders interpreting, clarifying or enforcing the provisions thereof and/or the Confirmation Order.

                                   ARTICLE XVI

                                  MISCELLANEOUS

     16.01. Modification Of This Plan. The Debtors reserve the right, in accordance with the Bankruptcy Code, to amend or modify this Plan prior to the Confirmation Date. After the Confirmation Date, the Debtors may, upon order of the Court, amend or modify this Plan in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purposes and intent of this Plan.

     16.02. Revocation and Withdrawal of Plan.

     16.02.01. Right to Revoke. The Debtors reserve the right to revoke or withdraw this Plan prior to the Confirmation Date.

     16.02.02. Effect of Withdrawal or Revocation. If the Debtors revoke or withdraw this Plan prior to the Confirmation Date, then this Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute: (a) a waiver or release of any Claims by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceeding involving the Debtors; and (b) a waiver of the Debtor's right to file and seek Confirmation of an alternative plan of reorganization.


     16.03. Nonconsensual Confirmation. As the impaired Class of Affiliate Claims and the Class of Existing Equity Interests shall be deemed to have not accepted this Plan, the Debtors reserve the right to, and shall, request that the Bankruptcy Court confirm this Plan by applying the provisions of section 1129(b) of the Bankruptcy Code with respect to these impaired Classes.

     16.04. Notices to Debtors. Any and all motions, notices, requests, elections or demands in connection with Reorganized Harvey, the Bankruptcy Case or this Plan, including but not limited to any change of address of any Existing Equity Interest Holder or any Claimant for the purposes of receiving distributions under this Plan, and forfeiting same pursuant to Section 7.04 of this Plan, shall be in writing and shall be deemed to have been given to Reorganized Harvey when received or, if mailed, five days after the date of mailing to:

     (a): The Debtors and/or Reorganized Harvey:

          The Harvey Group Inc. and Harvey  Sound,  Inc.
          Attn:  Franklin C. Karp 205
          Chubb Avenue Lyndhurst, NJ 07071

     (b): with copy to:
          Harvey Acquisition Corporation
          c/o Recca & Company, Inc.
          Attn:  Michael Recca

          100 Wall Street
          New York, NY 10005

     (c): with   copy   to   Counsel   to  the
          Debtors:

          Angel & Frankel, P.C.
          Attn:  Kevin R. Toole, Esq.
          460 Park Avenue
          New York, New York 10022-1906

     (d): with copy to Counsel to HAC:

          Ruskin, Moscou, Evans & Faltischek, P.C.
          Attn:  Jeffrey A. Wurst, Esq.
                 170 Old Country Road
                 Mineola, NY 11501

     (e): with   copy   to   Counsel   to  the
          Creditors' Committee:

          Traub, Bonacquist & Fox
          Attn:  Michael Fox, Esq.
                 Frederick Levy, Esq.
                 489 Fifth Avenue
                 New York, NY 10017

     16.05. Notice And Entry Of Confirmation Order. Notice of the entry of the Confirmation Order shall be sufficient if (a) a copy of the notice indicating that said order has been entered by the Court, without attaching said order, is mailed to all known Claimants, Existing Interest Holders, whether or not Allowed, and to all Persons which have filed a notice of appearance and request for papers at their last known addresses.

     16.06. Post Confirmation Date Service List - Persons Entitled To Notice. From and after the Effective Date, notices of appearance and demands for service of process filed with the Court prior to such date in the Bankruptcy Case shall no longer be effective. No further notices, other than notice of entry of the Confirmation Order shall be required to be sent to such Entities.


     16.07. Headings. The headings used in this Plan are inserted for convenience only and neither constitute a portion of this Plan nor in any manner affect the provisions of this Plan.

     16.08. Severability. Should any provision in this Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of this Plan.

     16.09. Governing Law. Except to the extent that the Bankruptcy Code is applicable, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

     16.10. Change of Corporate Name. Reorganized Harvey shall have the right subsequent to the Effective Date and in the sole discretion of the Board of Directors of Reorganized Harvey, to change the corporate name of Group, or the Entity resulting from the merger of Group and Sound (See Section 12.03 of this Plan), to Harvey Electronics Inc.

     16.11. Stock Option Plan. Reorganized Harvey shall have the right subsequent to the Effective Date, and in the sole discretion of the Board of Directors of Reorganized Harvey, to put into effect a stock option plan for employees, the terms and conditions of which will be as determined by the Board of Directors in accordance with any applicable law.


     16.12. State of Incorporation. Nothing in this Plan shall be deemed a limitation or restriction upon, or waiver by, Reorganized Harvey of any and all rights to reincorporate Group and Sound, either one of them, or the Entity resulting from a merger of Group and Sound, in a state other than the state of incorporation as of the Confirmation Date.

     16.13. Successors and Assigns. The rights and obligations of any Person named or referred to in this Plan shall be binding upon, and shall inure to the benefit of, the successors and assigns of such Person.

     16.14. Reservation of Rights. Nothing contained herein shall prohibit Reorganized Harvey from prosecuting or defending any of its rights as may exist on its own behalf except as provided herein.

     16.15. Disbursing Agent. The Debtors shall act as Disbursing Agent under this Plan and shall establish such accounts or funds as may be prescribed under this Plan or required to effectuate payments as provided for in this Plan.

     16.16. Fees and Expenses Post-Effective Date. Subsequent to the Effective Date any professional fees or expenses incurred by Reorganized Harvey in respect of any services rendered to the Debtors in the ordinary course of business shall be paid by Reorganized Harvey in full in cash in accordance with the terms of the particular transaction without application to, or obtaining an order from, the Bankruptcy Court. Fees and expenses of Professional Persons of the Creditors' Committee incurred post-Effective Date shall be paid by Reorganized Harvey upon submission of a statement for such services rendered by said professional to Reorganized Harvey and HAC, with copy to Angel & Frankel, P.C., unless within ten (10) days after receipt of such statement, Reorganized Harvey notifies the Professional Person of any dispute with such fees and expenses. In such event, unless Reorganized Harvey and the Professional Person resolve the dispute, then either Entity may bring the issue before the Bankruptcy Court on appropriate notice and application for determination.



Dated:  New York, New York
        November 6, 1996

                              The Harvey Group Inc.


                              By:___________________________
                                 Franklin C. Karp, President



                               Harvey Sound, Inc.


                              By:___________________________
                                 Franklin C. Karp, President

                                    EXHIBIT 1


                           Executory Contract Schedule

                           EXHIBIT "1" TO AMENDED PLAN


            Contract Vendor              Contract                                    Intent           Defaults       Cure/Claim

AT&T Leasing Services 1 Research         lease for postage machine                     Assume             None            None
Drive, 4th floor
Westboro, MA 01581

Local 888, UFCW, AFL-CIO                 SOUND:  Union Agreement dated 8/01/93         Assume             None            None
One Westchester Tower
100 East First Street
Mount Vernon, NY 10550

Philip R. Dino d/b/a                     BOERNER COMPANY:                              Reject             None            None
L&P Sales & Consultants                  Deferred Compensation
49 Hallberg Avenue                       Agreement dated 10/30/85
Bergenfield, NJ 0762

Hewlett-Packard Company                  GROUP: Financing Agreement                    Assume             None            None
24 Inverness Place East                  #4124-29609 dated 6/24/94 for
Englewood, CO 80112                      computer hardware, software and
                                         support

Harvey E. Sampson                        GROUP:  Deferred Compensation                 Reject             None            None
140 Reach Run                            Agreement
Ithaca, NY 14850

Century Investors Corp.                  SOUND: (orig. Audio Exchange of        Subject to separate   $32,504.29    Set off arrears
233 Wall Street                          Westbury, Inc.): Store Lease           Motion, or will be                  against $50,000
Kingston, NY 12401                       Agreement dated 1/01/85 for            assumed under Plan.                 security
                                         nonresidential real property located                                       deposit.
                                         at 485 Old Country Road, Westbury,
                                         NY 11590

Merchants Rent a Car                     GROUP: Lease dated 4/94 for two (2)           Assume             None            None
P.O. Box 395                             1994 Chevrolet vans
Hooksett, NH 03106

LKM Expressway Plaza  Limited            GROUP: Amendment and termination              Reject             None            None
Partnership                              agreement dated 7/8/92 to prime
277 Northern Boulevard                   lease agreement dated 10/5/88 and
Great Neck, NY 11021                     sublease consent agreement (between
                                         Merkert  and Group)  dated  3/31/92 for
                                         nonresidential real property located at
                                         3 Expressway Plaza,  Roslyn Heights, NY
                                         and termination
                                         agreement.

                                    EXHIBIT 2


                       Terms and Conditions of Conversion

TERMS AND CONDITIONS OF CONVERSION
----------------------------------


     1. Definitions.

     a. As used herein, the following terms shall have the meanings ascribed:

     "Act" means the Securities Act of 1933, as heretofore or hereafter amended.

     "HARVEY Common Stock", as used herein, means the fully paid and registered non-assessable shares of common stock of HARVEY authorized under the Plan and issued in connection with a public offering by Harvey subsequent to the Confirmation Date (the Public Offering as defined in the Plan).

     "Confirmation Date" means the date on which the Amended Joint and Substantively Consolidated Plan of Reorganization of The Harvey Group Inc. and Harvey Sound, Inc. is confirmed by the United States Bankruptcy Court for the Southern District of New York (the "Court").

     "Conversion" means the exercise of the conversion rights afforded the holder of the Preferred Stock pursuant to the Plan and in accordance with these terms and conditions.

     "Conversion Event" means a public offering of HARVEY Common Stock, a sale of substantially all of the assets of HARVEY, or a merger of HARVEY with another entity not an affiliate or subsidiary of HARVEY.

         "Conversion Price" means an amount equal to the par value of the Preferred Stock actually held by InterEquity.

         "Converted Shares" means that the number of shares of Harvey Common Stock issuable upon exercise of the Conversion right hereunder.

     "Debtors" means HARVEY and Harvey Sound, Inc.

     "Exercise Period" means the exercise period described in Section 2.

     "Market Price" has the meaning ascribed to it in Section 11.

     "Plan" means the Debtors' Amended Joint and Substantively Consolidated Plan of Reorganization confirmed by the Court.

     "Preferred Stock" means the [600] or [275] redeemable shares of preferred stock of Harvey, par value $1,000.00, issued under the Plan and any additional shares thereof as may be distributed under the Plan, which are received by InterEquity and the holders of the NatWest Claim, respectively.

     2. Duration and Conversion Exercise.

     a. The right of Conversion shall be exercisable in accordance with the terms hereof by the parties with such right on any Business Day during the Exercise Period.

     b. The Exercise Period shall be the period beginning on the initial date of a Conversion Event subsequent to the Effective Date (the "Offering Date") and ending at 5:00 p.m. (New York City time) on the fourth (4th) anniversary of the Confirmation Date, provided, however, that in no event shall the Exercise Period close less than ninety (90) days subsequent to a Conversion Event.

     c. Subject to Section 3, Section 5(a) and Section 7, upon duly signed and delivered, to HARVEY at its corporate offices, Attention: Corporate Secretary, or at such other address as HARVEY may specify in writing , HARVEY shall promptly issue and cause to be delivered to the Preferred Stock holder, or as the written order of the holder may designate, a certificate or certificates for the Warrant Shares issued upon such exercise.

     d. The Conversion right shall be exercisable during the applicable Exercise Period only in the entirety of the Converted Shares.

     e. If at any time prior to the exercise of the Conversion, the Preferred Stock is redeemed by HARVEY, in whole, or in part, then the Conversion right as provided herein, shall be deemed canceled with respect to such redeemed stock, as of the date of such redemption, subject, however, that if within one (1) year subsequent to such redemption, a Conversion Event occurs, the rights of the holder of the Preferred Stock afforded thereunder and pursuant to these Terms and Conditions shall be deemed in full force and effect as if the aforesaid holder still held the Preferred Stock and such holder shall have the right to purchase the same number of shares of stock it would have been entitled to had a redemption not occurred, for the amount recieved by such holder pursuent to such redemption.

     3. Payment of Taxes.

     HARVEY will pay all taxes attributed to the initial issuance of the Converted Shares other than those on or measured by income; provided that HARVEY shall not be required to pay any tax which may be payable in respect of any transfer involved in the Converted in a name other than that of the registered holder of the Preferred Stock in question, and HARVEY shall not be required to issueConverted Stock in the name of the transferee unless and until the person or persons requesting the issuance thereof shall have paid to HARVEY the amount of such tax or shall have established to the satisfaction of HARVEY that such tax has been paid, or is not payable.

     4. Reservation, Listing and Issuance of Converted Shares.

     a. HARVEY will at all times have authorized, and reserve and keep available, free from preemptive rights, for the purpose of enabling it to satisfy its obligation to issue Conversion Shares upon the exercise of the Conversion, the number of shares of HARVEY Common Stock deliverable upon exercise of the Conversion.

     b. All Converted Shares will, upon issuance in accordance with the terms of the Plan, be registered, fully paid and non-assessable and free from all taxes with respect to the issuance thereof and from all liens, charges and security interests created by HARVEY.

     5. Reporting Requirements.

     HARVEY will use its best efforts to comply with the reporting requirements of Section 13 and 15(d) of the Act to the extent required by the Act and will use its best efforts to comply with all other applicable public information reporting requirements of the Commission (including Rules 144 and 148 promulgated by the Commission under the Act) from time to time in effect and relating to the availability of an exemption form the Act for the sale of restricted securities. HARVEY will also cooperate with the holder of the Conversion right in supplying such information as may be necessary for such holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Act for the sale of restricted securities.

     6. Determination of Market Price.

     a. The Market Price shall be the offering price of the HARVEY Common Stock as reflected in the prospectus relating to the secondary public offering described in Section 2b hereof.

     7. Determination of the Number of Converted Shares.

     a. Upon exercise of the Conversion and surrender the certificates representing the Preferred Stock, the number of Converted Shares that the holder of the Preferred Stock shall be entitled to receive will be determined by applying a conversion ratio of 2 dollars of the Exercise Price to 3 dollars of Market Price. As an example only, on the Exercise Date and assuming the Preferred Stock has a total liquidation value of $300,000 and the Market Price is $3.00, the holder of said stock shall be entitled to receive 66,666 Converted Shares.

     8. Creation of Conversion Right; Limitations on Issuance.

     a. On the Effective Date, the Conversion right will be deemed vested in to InterEquityand the holders of the NatWest Claim.

     b. No cash will be paid nor distributions of any kind made in lieu of the Conversion right.

     c. On any exercise of the Conversion, no fractiononal shares of HARVEY Common Stock will be issued; and no cash will be paid nor distributions of any kind made in lieu of whole or fractional shares not issued pursuant to these Terms and Conditions.